Exhibit 99.1

N2OFF, INC. Entered into an Agreement to Fund up to € 8 million for 50% Rights in Several Solar PV Projects to be Developed by Solterra Renewable Energy Ltd.

First PV project in a capacity of 111 MW, received a municipal approval as well as an indicative solution for grid connection by a large regional energy service provider in Germany

Neve Yarak, Israel, July 31, 2024 (GLOBE NEWSWIRE) — N2OFF, Inc.\ (NASDAQ: NITO) (FSE:80W) (“N2OFF” and the “Company”), a clean tech company engaged in sustainable solutions for energy and innovation for the agri- tech, announced today that together with a number of private investors (the “Investors”), it entered into an agreement with Solterra Renewable Energy Ltd. (“Solterra”), to fund up to €8 million solar PV (photovoltaic) projects. The first project which was agreed upon is planned in Melz, Germany, with a total Capacity of 111 MWp (Megawatt peak) for which the Company and Investors will loan an aggregate amount of €2.08 million.

Yair Harel, Solterra’s CEO, commented, “Our goal is to fully develop the Melz project and sell it at Ready-to-Build (RTB) status. We see high demand in today’s markets for RTB projects from multiple types of investors. Our cooperation with N2OFF will allow us to bring multiple projects to fruition, extracting substantial value from these projects for the benefit of both companies’ investors.”

David Palach, N2OFF’s CEO, added “We are pleased to announce our entry in the solar energy sector with our first project. Our goal is to create a reliable revenue stream by financing projects carefully selected by the Solterra team, our experts in the field. Based on recent market trends, we expect the global demand for alternative energy solutions to continue growing annually, as awareness of the need to create environmentally friendly solutions to help preserve our planet increases. We believe this to be a contributing factor to the attractive profit margins in this sector. Subject to the right of first refusal granted to us, we look forward to analyzing and investing in future projects.”

The project has been approved by the municipality of Melz and additionally received attention for a potential grid connection by a large regional energy service provider in Germany.

Solterra was founded in 2022 by Eran Litvak and Yair Harel, in the field of renewable energy. Each of the founders is a veteran in the energy sector, with a track record of dozens of successful projects. In addition, both founders are experienced entrepreneurs and managers with over 20 years of proven experience in identifying business opportunities, enhancing projects, and maximizing value in both the energy and financial sectors.

Solterra is currently active in three primary target markets: Italy, Poland, and Germany, managing a portfolio of at various stages of Solar PV development with a total cumulative capacity of approximately 300 megawatts. According to Precedence Research, the global solar PV market was estimated at $150 billion in 2022 and is predicted to hit over $383.78 billion by 2032 and poised to grow at a CAGR of 9.90% during the forecast period from 2023 to 2032.

Pursuant to the Agreement, N2OFF and the Investors will finance the project up to an aggregate of $2.2 million (approximately 2 million Euro) in order to assist the project in reaching its goal of obtaining RTB status. The loan will be given based on accomplished milestones, with an accrued interest at a rate of 7% per annum, and provide the Company and Investors with up to 50% of the rights to the net earnings. Furthermore, the Agreement also contemplates for a right of refusal in favor of the company and the Investors, for additional project investments of up to 6 million Euro.

About N2OFF Inc:

N2OFF, Inc. (formerly known as Save Foods, Inc.) is a clean tech company engaged in sustainable solutions for energy and innovation for the agri- tech. Through its operational activities it delivers integrated solutions for sustainable energy, greenhouse gas emissions reduction and safety, quality solutions for the agri- tech market. NTWO OFF Ltd., N2OFF’s majority-owned Israeli subsidiary, aims to contribute in tackling greenhouse gas emissions, offering a pioneering solution to mitigate nitrous oxide (N2O) emissions, a potent greenhouse gas with 310 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. N2OFF recently entered the solar PV market and will provide funding to Solterra Renewable Energy for the current project in the total Capacity of 111 MWp, as well as future projects. Save Foods Ltd., N2OFF’s majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination. N2OFF also has a minority ownership in Plantify Foods, Inc., a Canadian company listed on the TSXV that offers a wide range of clean-label healthy food options. For more information on Save Foods Ltd. and NTWO OFF Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties including the success of our collaboration with Solterra, entry into future projects, our ability to successfully enter the solar PV sector and the profitability of such industry. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contacts:

Michal Efraty

michal@efraty.com